# BiOENERGY ALERT

HERON LAKE BIO ENERGY
Integrating Energy & Environment

May, 2014

## From the CEO's Desk

By Steve Christensen, CEO/General Manager



As most of you know from reading the quarterly filings or attending the annual meeting, Heron Lake BioEnergy is having a good start to the fiscal year.

At the annual meeting, I talked about what our focus will be for the upcoming year. From my perspective we will be focusing on two areas:

Balance Sheet

- Since August, Heron Lake's debt has been reduced from 40 million to closer to 20 million
- Interest rates on Heron Lake's long-term and revolving term loans have been reduced from 7% down to below 4%
- Soon, the holder's of our subordinated secured notes will be receiving a letter concerning repayment of the notes, so we can move forward on that front as well
- As of now, we continue to reduce bank debt and improve the balance sheet each month
- We want it in as good as shape as possible to withstand the volatility of the ethanol business

Production Increases and Efficiencies

- We have submitted the paperwork for increased production rates at the plant and feel that we can increase the output of ethanol with minimal cost
- Increasing the output, we allow us to spread our fixed costs over more gallons
- We are also looking at energy savings projects in the plant

As you can see, we have a very narrow focus and are concentrating on what we feel are the key issues. I look forward to meeting more of you and hearing your input as well.

Thanks, Steve

Ethanol has dramatically reduced the size of the checks America writes to foreign oil suppliers. As a renewable fuel we make right here, ethanol is keeping energy dollars at home to strengthen our economy and reduce the impact that oil shocks have on America's wallet.

- For every gallon of petroleum-based fuel used in the entire corn ethanol production cycle, 13 gallons of ethanol are produced, according to a University of Nebraska study.
- The U.S. imports 40% of its petroleum requirements today—down about a third since 2005, thanks in part to renewable ethanol.
- Thanks to ethanol, the U.S. reduced oil imports by 465 million barrels in 2012—the equivalent of about 12% of total U.S. crude oil imports.
- The value of crude oil displaced by ethanol amounted to $47.2 billion in 2012.
- Having homegrown ethanol in America's fuel supply has helped consumers save billions of dollars at the pump.

Source: Ethanolfacts.com

Inside this issue:

# Financial Forum

**By Stacie Schuler, CFO**



Thank you to those of you who attended the 2014 annual meeting; it was great to see such high attendance. Below are a few of the slides that were presented at the meeting. The financials tabled below, as well as the financial footnotes and additional HLBE plant information, can be found in the SEC filings for each quarter, the annual 10K and required 8K filings; simply follow the "SEC Compliance" link on our website. I highly encourage each investor to read the SEC filings as they are posted. The 2nd fiscal quarter results will be posted on June 16th. Please call our office if you need any assistance in obtaining or understanding the reports. I hope you enjoy the warmer weather and have a safe spring planting season.

**Consolidated/Condensed Statement of Operations**

| | Fiscal Years Ended October 31, 2013 | Fiscal Years Ended October 31, 2012 |
|---|---|---|
| Revenues | $ 163,764,144 | $ 168,659,935 |
| Cost of Goods Sold | 155,536,974 | 166,529,283 |
| Gross Profit (Loss) | 8,227,170 | 2,130,652 |
| Operating Expenses | 3,214,036 | 4,071,331 |
| Impairment Charge | - | 27,844,579 |
| Operating Income (Loss) | 5,013,134 | (29,785,258) |
| Other Income (Expense) | (2,745,274) | (2,567,385) |
| Net Income (Loss) | $ 2,267,860 | $ (32,352,643) |
| Non-Controlling Interest | $ 327,018 | $ 353,019 |
| Net Income Attributable to HLBE | $ 1,940,842 | $ (32,705,662) |
| Net Income (Loss) Per Unit | $ 0.04 | $ (0.85) |

**This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "should," "anticipate," "believe," "expect," "will," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information. .*

*We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.*

**Heron Lake BioEnergy, LLC resumed unit trading on January. 1, 2014. FNC AgStock, LLC serves as the Qualified Matching Service.**
**Information regarding the trading service is posted on our website.**

# Commodity Central

**By Eric Baukol, Risk Manager**



Potential Changes to the RFS2

One of the large unknowns right now in the ethanol industry is the future of the RFS2, the volumetric mandate for renewable fuels that was part of the 2007 Energy Independence and Security Act. The debate centers around the fact that the RFS2 mandates in 2014 a higher % of the gasoline pool than E10, and the EPA has not fully approved higher gasoline blends than E10, which is what many will hear and read about being referred to as the 'blendwall'. In November 2013, the EPA released its proposal for 2014 renewable fuels standards, which essentially came in at the E10 blendwall. The EPA has not released its final ruling for the 2014 renewable fuels standard yet and is not expected to do so until late June or early July. Whether they hold at the proposed levels from November or not, it is likely that one or more groups file a suit against the EPA when it is released.

The question now, beyond what will the final ruling actually be, is what does the final ruling mean for our industry? The EPA didn't do itself any favors with how it has handled E15, which is the most tested fuel in history, and could have easily extended the blendwall and bailed out the EPA. Now it seems like the market will have to implement E15 despite the hurdles that the EPA put in front of the market by not approving it for pre-2001 cars. I'm confident that the market will overcome these challenges because E15 is a better and cheaper fuel. The other growing demand base for corn ethanol is the export market. The world energy markets value octane and ethanol is the cheapest octane out there. Since the 2006-2007 crop year (start of the RFS2) and through projected 2014-15 exports, the trend line growth for exports has been 100 million gallons per year.

I wholeheartedly support the RFS2. I think that it has been an incredibly successful program that multiple studies have shown to be effective in making gasoline more affordable and has dramatically improved our air quality. That said, if the EPA for whatever reason reduces the RFS2 mandate, I am confident that the US ethanol industry will continue to prove itself in the domestic and global markets as the most affordable, safest source of octane available in the world.

**An ethanol plant doesn't just make fuel. Co-products include livestock feed, corn oil and other products that add to the food supply. In other words, we're making food, feed and fuel from a bushel of corn.**

Source: Ethanolfacts.com

## From The Board



**By Paul Enstad, Chairman of the Board of Governors**

Greetings to all Heron Lake BioEnergy investors.

In this newsletter, we will recap the items covered at the Annual Meeting for those of you unable to attend. We had a really good turnout for the meeting and this is good to see. We had many good questions and this was also encouraging because it means that you are in tune to your investment.

On behalf of the Board of Governors at Heron Lake BioEnergy, I would like thank the great employee team that we have. They have a tremendous work ethic and they are all working together to make the plant run efficiently.

As you know, Granite Falls Energy is an ethanol plant north of here that has been operating for just over eight years. Last summer in July we were able to provide financial support to the Heron Lake BioEnergy ethanol plant. Through a combination of the capital drive made by the investors at Heron Lake BioEnergy and the funds provided by Granite Falls Energy, the Company became strong and viable. Along with the investment made by Granite Falls Energy, the Company became a majority owner. Granite Falls Energy also secured a management agreement with Heron Lake BioEnergy. At the investor meeting in August, you heard many of the details of this agreement. Since then, your company has been quite profitable. I want to commend the Board of Governors from Heron Lake as well as the Board of Governors from Granite Falls Energy for all of the hard work involved to make this partnership agreement happen. I also want to thank the legal team from Lindquist and Vennum with Michael Weaver, and Bill Hannigan and Mark Wickham from the Davis Brown Law Firm, along with local attorney Kevin Stroup with Stoneberg, Giles and Stroup. The auditing firm with Boulay put much time and effort in to making sure the reports were accurate and complete. The staff and employees at Heron Lake BioEnergy and the management team from your Company have gone above and beyond the call of duty to really make this agreement work very well.

We are well within our loan covenants with the bank, which is AgStar, and it has been a good working relationship. Our working capital position is strong and we now must concentrate on further reducing our debt obligations.

Market forces beyond our control may hinder us a bit, but our focus is to make money and so far we have gotten off to a great start in 2014. As we move forward, good cash management will be the key to the operation and I am extremely optimistic about the future of Heron Lake BioEnergy. Thanks to all who attended the Annual Meeting and showing your support and interest in your Company. We have come a long way since being just an idea at a coffee table somewhere. Please read through this newsletter for more information. I also encourage you to view the website and the SEC link for further details. The Board of Governors works for you, the investors, and the goal is to be profitable now and into the future.

## The Plant Prospective



**By Brodie McKeown, Plant Manager**

Will summer ever be here? The plant has run very well through what seemed like a never-ending winter. We just got started back up from our spring maintenance shutdown. During those four days, we had several major projects that were accomplished. The boiler was inspected and re-nameplated to allow for more steam generation. The $CO_2$ scrubber was upgraded, along with some work on the RTO. I would like to thank our plant personnel, along with the many contractors, who made it a safe and efficient shutdown. Our focus remains running as efficiently as possible. We are already planning for next fall's maintenance shutdown. I hope everyone has a safe planting season and that some nicer and warmer weather arrives soon!

Thanks,
Brodie McKeown

### Ethanol Facts:

E15 has been the most aggressively and comprehensively tested fuel in the history of the EPA, which allows its use for vehicles starting with the 2001 model year.

- Corn farmers and the ethanol industry are working diligently with the petroleum industry, gas retailers, automakers, state and local regulators and consumers to ensure E15 is used properly, and EPA has approved it for vehicles 2001 and newer.
- American consumers are looking for a choice to fuel their vehicles. Due to the success of ethanol, we've now got a safe automotive fuel that burns cleaner, saves money at the pump, reduces our nation's dependence on foreign oil and supports more than 400,000 jobs across the country.
- NASCAR race cars have run more than 5 million miles on E15, starting with the 2011 racing season, and its drivers and mechanics give the fuel high marks for power and durability.

Source: Ethanolfacts.com



**Corn Receiving Hours**
**Monday - Friday**
**7:30 a.m. – 4:00 p.m.**

**By-Product Loading**
**Monday - Friday**
**7:30 a.m. – 4:00 p.m.**

HERON LAKE BIO ENERGY

"Integrating Energy & Environment"

Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 56137
Phone: 507.793.0077
Fax: 507.793.0078
E-mail: info@heronlakebioenergy.com

OFFICE HOURS
8:00 a.m. to 5:00 p.m.

**We're on the web:**
**www.heronlakebioenergy.com**

# HLBE SCALE

All Corn, DDG & Modified Trucks need a separate Corn, DDG and/or Modified scan card to pass the scale. If you do not have a scan card, please stop in the Administration Office to get one.

PRESRT STD
U.S. POSTAGE
PAID
Permit No. 1
Heron Lake, MN 56137

Heron Lake BioEnergy
91246 390th Ave.
Heron Lake, MN 56137